UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2025

RxSight, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40690	94-3268801
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Columbia
Aliso Viejo, California		92656
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 521-7830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RXST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2025, the board of directors (the “Board”) of RxSight, Inc. (the “Company”) increased the number of its authorized directors from nine to ten, and appointed Raymond W. Cohen to fill the newly created opening on the Board, effective July 31, 2025. Mr. Cohen was appointed as a Class I director for a term which will expire at the Company’s 2028 annual meeting of stockholders, subject to his earlier resignation, death or removal.

Mr. Cohen, age 66, served from 2013 to late 2024 as the Chief Executive Officer and a member of the board of directors of Axonics, Inc. (Nasdaq: AXNX), a medical device company with implantable technologies to treat bladder and bowel disorders, which was sold to Boston Scientific Corporation (NYSE: BSX) in November 2024. From 2023 to 2025, Mr. Cohen served as the chairman of the board of directors of SoniVie Ltd until it was acquired by Boston Scientific Corporation in March 2025. Mr. Cohen currently serves as a member of the board of directors of Kestra Medical Technologies, Ltd. (Nasdaq: KMTS), InspireMD (Nasdaq: NSPR) as an independent director, chairman of the boards of directors of the privately held companies Nalu Medical Inc. and Archimedes Vascular, vice chairman of the board of directors of the privately held company Tulavi Medical, and a member of the board of directors of the private equity sponsor-backed company Spectrum Vascular. Previously, Mr. Cohen served as chairman of the board of directors of BioLife Solutions Inc. (Nasdaq: BLFS) and as a director of Spectrum Pharmaceuticals Inc. (Nasdaq: SPPI). Mr. Cohen received his B.S. in Business Management from Binghamton University.

We believe that Mr. Cohen is qualified to serve on the Board because of his leadership experience and commercial expertise in the medical device industry.

As a non-employee director, Mr. Cohen will participate in the Company’s compensation program applicable to all non-employee directors. Under the Company’s Outside Director Compensation Policy (the “Outside Director Compensation Policy”), each non-employee director receives a base annual retainer of $50,000, the non-executive chair receives an additional retainer of $50,000, and the lead director receives an additional retainer of $30,000. Board committee members receive additional annual cash compensation for service on Board committees as follows: Audit Committee of the Board, $10,000 for service as a member of the committee and an additional $10,000 for service as chair of the committee; Compensation Committee of the Board, $7,500 for service as a member of the committee and an additional $7,500 for service as chair of the committee; and Corporate Governance and Nominating Committee of the Board, $5,000 for service as a member of the committee and an additional $5,000 for service as chair of the committee. Pursuant to the Outside Director Compensation Policy, Mr. Cohen was granted an initial award of restricted stock units covering a number of shares of the Company’s common stock having a grant date fair value as determined in accordance with U.S. generally accepted accounting principles of $277,500, which award was granted on July 31, 2025, the first trading date on or after July 31, 2025, and will vest on an annual basis ratably over three years (subject to Mr. Cohen remaining a non-employee director through the applicable vesting date).

The Company also entered into an indemnification agreement with Mr. Cohen in the same form as its standard form of indemnification agreement with its other directors.

There are no family relationships between Mr. Cohen, on the one hand, and any director or executive officer of the Company, on the other hand, and Mr. Cohen was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Cohen has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

On August 4, 2025, the Company issued a press release announcing the appointment of Mr. Cohen as a director. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit number	Description
99.1	Press Release dated August 4, 2025.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RxSight, Inc.

Date:	August 4, 2025	By:	/s/ Shelley Thunen
Name: Shelley Thunen Title: Co-President and Chief Financial Officer